LaPORTE APOTHECARY, INC.

FINANCIAL STATEMENTS

For the Six Months Ended June 30, 2003 and the
Year Ended December 31, 2002

LaPORTE APOTHECARY, INC.

CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS

Balance Sheet	2-3
Statements of Operations	4
Statements of Stockholder’s Equity	5
Statements of Cash Flows	6-7

NOTES TO FINANCIAL STATEMENTS	8-15

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder
LaPorte Apothecary, Inc.

We have audited the accompanying balance sheets of LaPorte Apothecary, Inc. as of June 30, 2003 and the related statements of operations, stockholder’s equity and cash flows for the six months ended June 30, 2003 and the year ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LaPorte Apothecary, Inc. as of June 30, 2003 and the results of its operations and its cash flows for the six months ended June 30, 2003 and the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

On June 30, 2003, 100% of LaPorte Apothecary, Inc.’s common stock was acquired in a business combination (See Note 1).

June 30, 2004
New York, New York

LaPORTE APOTHECARY, INC.

BALANCE SHEET

June 30, 2003

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$15,200
Accounts receivable	107,166
Inventory, net	163,804
Current portion of notes receivable	20,400
Other current assets	17,581

Total Current Assets		$324,151

PROPERTY AND EQUIPMENT, Net		12,726

OTHER ASSETS
Notes receivable, net of current portion		40,200

TOTAL ASSETS		$377,077

The accompanying notes are an integral part of these financial statements.

LaPORTE APOTHECARY, INC.

BALANCE SHEET

June 30, 2003

LIABILITIES AND STOCKHOLDER’S EQUITY

CURRENT LIABILITIES
Accounts payable	$133,141
Due to related party	49,100
Accrued expenses and other current liabilities	7,970
Current maturities of long-term debt	64,116

Total Current Liabilities		$254,327

OTHER LIABILITIES
Long term debt, less current maturities		91,941

TOTAL LIABILITIES		346,268

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER’S EQUITY
Common stock - $1 par value; 1,000 shares
authorized; 1,000 shares issued and outstanding	1,000
Additional paid in capital	121,646
Accumulated deficit	(91,837)

TOTAL STOCKHOLDER’S EQUITY		30,809

TOTAL LIABILITIES AND

STOCKHOLDER’S EQUITY		$377,077

The accompanying notes are an integral part of these financial statements.

LaPORTE APOTHECARY, INC.

STATEMENTS OF OPERATIONS

	For the Six Months Ended June 30, 2003	For the Year Ended December 31, 2002

NET SALES	$870,334	$1,749,972

COST OF SALES	493,054	840,517

GROSS MARGIN	377,280	909,455

OPERATING EXPENSES
Compensation costs and related benefits	263,917	569,799
Occupancy costs	64,445	153,665
Depreciation and amortization	5,546	12,420
Other operating expenses	78,153	171,413
Write-down of property and equipment	—	22,390
Gain on sale of assets	—	(54,391)

TOTAL OPERATING EXPENSES	412,061	875,296

OPERATING (LOSS) INCOME	(34,781)	34,159

INTEREST EXPENSE	(12,022)	(28,064)

(LOSS) INCOME BEFORE INCOME TAXES	(46,803)	6,095

INCOME TAXES	—	—

NET (LOSS) INCOME	$(46,803)	$6,095

The accompanying notes are an integral part of these financial statements.

LaPORTE APOTHECARY, INC.

STATEMENTS OF STOCKHOLDER’S EQUITY

For the Six Months Ended June 30, 2003 and the Year Ended December 31, 2002

			Paid-in Capital	(Accumulated Deficit)	Total Stockholder’s Equity
	Common Stock

	No. of Shares	Amount

BALANCE - January 1, 2002	1,000	$1,000	$37,500	$(28,061)	$10,439

Capital contributed	—	—	71,220	—	71,220
Net income	—	—	—	6,095	6,095

Distributions	—	—	—	(23,068)	(23,068)

BALANCE - December 31, 2002	1,000	1,000	108,720	(45,034)	64,686

Capital contributed	—	—	12,926	—	12,926
Net loss for the six months ended June 30, 2003	—	—	—	(46,803)	(46,803)

BALANCE - June 30, 2003	1,000	$1,000	$121,646	$(91,837)	$30,809

The accompanying notes are an integral part of these financial statements.

LaPORTE APOTHECARY, INC.

STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30, 2003	For the Year Ended December 31, 2002

CASH FLOWS FROM OPERATING ACTIVITIES

Net (loss) income	$(46,803)	$6,095
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Gain on disposal of assets	—	(54,391)
Depreciation and amortization	5,546	12,420
Write-down of property and equipment	—	22,390
Changes in operating assets and liabilities:
Accounts receivable, net	57,384	(10,396)
Inventory	(1,476)	(41,353)
Other current assets	(4,820)	18,466
Accounts payable	(4,923)	(52,388)

Accrued expenses and other current liabilities	2,905	1,044

NET CASH PROVIDED BY (USED IN)

OPERATING ACTIVITIES	7,813	(98,113)

CASH FLOWS PROVIDED BY INVESTING ACTIVITIES

Notes receivable, repayments	8,435	106,247

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of long-term borrowings	(29,869)	(96,466)
Advances from related party	—	35,000
Distributions to shareholder	—	(23,068)

Shareholder contributions	12,926	71,220

NET CASH USED IN FINANCING

ACTIVITIES	$(16,943)	$(13,314)

The accompanying notes are an integral part of these financial statements.

LaPORTE APOTHECARY, INC.

STATEMENTS OF CASH FLOWS, Continued

	For the Six Months Ended June 30, 2003	For the Year Ended December 31, 2002

NET DECREASE IN CASH AND
CASH EQUIVALENTS	$(695)	$(5,180)

CASH AND CASH EQUIVALENTS - Beginning	15,895	21,075

CASH AND CASH EQUIVALENTS - Ending	$15,200	$15,895

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Cash paid during the periods for:

Interest	$12,237	$28,521
Income taxes	$—	$—
Non-cash investing and financing activities:
Equipment purchased through issuance of
long-term debt	$—	$19,500
Notes receivable received in connection with sale
of assets	$—	$66,000

The accompanying notes are an integral part of these financial statements.

LaPORTE APOTHECARY, INC.

NOTES TO FINANCIAL STATMENTS

NOTE 1 - Summary of Significant Accounting Policies

Nature of Business

LaPorte Apothecary, Inc. (the “Company”) began business in May 1989. The Company operates primarily in the retail environment of the pharmaceutical industry. The Company sells prescription drugs and over-the-counter drugs through its four specialty pharmacy stores and agreements with long-term care facilities located in Houston, Texas.

On June 30, 2003, the sole stockholder entered into a stock purchase agreement with Cornerstone Services Group, Inc. (“Cornerstone”). Pursuant to this agreement, the stockholder sold all of his issued and outstanding common stock to Cornerstone. The sales price included the receipt of 2,365,965 shares of common stock of Cornerstone and the receipt of a $200,000 note as defined under the Agreement.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and temporary investments with maturities of three months or less when purchased.

Accounts Receivable

Accounts receivable is stated net of an allowance for uncollectible accounts of $60,000 as of June 30, 2003. The balance primarily includes amounts due from third party providers (e.g., insurance companies and governmental agencies) and customers. Accounts receivables are reduced by an allowance to estimate the amount that will be actually collected from its customers.

Property and Equipment

Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which are generally three to five years. Expenditures for maintenance and repairs, which do not extend the economic useful life of the related assets, are charged to operations as incurred. Gains or losses on disposal of property and equipment are reflected in the statement of operations in the period of disposal.

LaPORTE APOTHECARY, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - Summary of Significant Accounting Policies, continued

Impairment of Long-Lived Assets

The Company groups and evaluates property and equipment for impairment at the individual store level, which is the lowest level at which individual cash flows can be identified. When evaluating assets for potential impairment, the Company first compares the carrying amount of the asset to the asset’s estimated future cash flows (undiscounted and without interest charges). If the estimated future cash flows used in this analysis are less than the carrying amount of the asset, an impairment loss calculation is prepared. The impairment loss calculation compares the carrying amount of the asset to the asset’s estimated future cash flows (discounted and with interest charges). If the carrying amount exceeds the asset’s estimated future cash flows (discounted and with interest charges), the loss is allocated to the long-lived assets of the group on a pro rata basis using the relative carrying amounts of those assets.

Inventory

Inventory consists of various pharmaceutical drugs and is stated at the lower of cost or market utilizing the first-in, first-out (“FIFO”) method. Reserves for slow moving and obsolete inventory are based on historical experience and current product demand.

Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash, accounts receivable, accounts payable and accrued expenses and short-term debt, which approximate fair value because of their short maturities. The carrying amount of long-term debt approximates fair value due to the market rate of interest incurred by the Company. The fair value of the Company’s notes payable to shareholders and related parties are not reasonably determinable based on the related party nature of the transactions.

Revenue Recognition

The Company recognizes revenue from the sale of pharmacy prescriptions and other merchandise at the time of sale. Customer returns are immaterial.

LaPORTE APOTHECARY, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - Summary of Significant Accounting Policies, continued

Vendor Allowances

The Company accounts for vendor allowances under the guidance provided by the Emerging Issues Task Force (“EITF”) No. 02-16, “Accounting by a Reseller for Cash Consideration Received from a Vendor”. Vendor allowances reduce the carrying cost of inventory unless they are specifically identified as a reimbursement for promotional programs and/or other services provided. Funds that are directly linked to advertising commitments are recognized as a reduction of advertising expense in the other operating expenses line when the related advertising commitment is satisfied. Any such allowances received in excess of the actual cost incurred also reduce the carrying cost of inventory. The total value of any upfront payments received from vendors that are linked to purchase commitments is initially deferred. The deferred amounts are then amortized to reduce cost of goods sold over the life of the contract based upon purchase volume. The total value of any upfront payments received from vendors that is not linked to purchase commitments is also initially deferred. The deferred amounts are then amortized to reduce cost of goods sold on a straight-line basis over the life of the related contract. The total amortization of these upfront payments was not material to the accompanying financial statements. For the periods included in these financial statements, there were no vendor allowances received by the Company.

Store Opening and Closing Costs

New store opening costs, other than capital expenditures, are charged directly to expense when incurred. When the Company closes a store, the present value of estimated unrecoverable costs, including the remaining lease obligation less estimated sublease income and the book value of abandoned property and equipment, are charged to expense.

Advertising Costs

Advertising costs are expensed when the related advertising takes place. Advertising costs, net of vendor funding, which are included in other operating expenses, were $0 for the six month period ended June 30, 2003 and $275 for the year ended December 31, 2002.

Income Taxes

The Company operates as an S corporation and is not subject to federal income tax. Accordingly, there is no provision for income taxes reflected in the accompanying financial statements. On July 1, 2003, the Company no longer qualifies for S-Corp. status as a result of being acquired by Cornerstone (see Note 1).

LaPORTE APOTHECARY, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 2 - Property and Equipment, Net

Property and equipment at June 30, 2003 consists of the following:

Fixtures, equipment and vehicles	$54,518
Less: accumulated depreciation and amortization	41,792

Property and Equipment, Net	$12,726

Depreciation and amortization expense for the six months ended June 30, 2003 was $5,546 and $12,420 for the year ended December 31, 2002.

During the year ended December 31, 2002, the Company wrote-down certain leasehold improvements and equipment by $22,390.

NOTE 3 - Notes Receivable

On December 31, 2002 the Company entered into an agreement with Proscript, Inc. to sell its pharmacy operation, d/b/a Express Drugs, located in Houston, Texas. The sales price was $66,000 and was evidenced by a promissory note of $66,000 payable to the Company. The sale principally included the store’s inventory, office equipment and the assumption of the rental space lease agreement. The Company realized a gain from sale of $54,391 which is included as part of operating expenses.

In 2002, sales of approximately $215,000 were generated at this store location.

Proscript, Inc. is to repay $66,000 at the rate of $1,700 per month, starting March 2003, until fully paid. The note is non-interest bearing and matures in September 2006.

LaPORTE APOTHECARY, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 4 - Long -Term Debt

Long-term debt at June 30, 2003 consists of the following:

Toyota Corporation note - due in monthly installments of
$325, including interest at 15.75% due November, 2007,
collateralized by vehicle.	$17,226

JP Morgan Chase note - due in monthly installments of
$3,761, including interest at 10.75% due September, 2006,
collateralized by inventory and accounts receivables with
certain personal guaranty.	84,685

JP Morgan Chase SBA note - due in monthly installment
of $2,538, plus variable interest rate of prime plus 2%, due November 2004	48,085

Other	6,061

Total Long Term Debt	156,057

Less: current maturities	64,116

Long-Term Debt, Less Current Maturities	$91,941

The prime interest rate was 3.5% at June 30, 2003 and December 31, 2002.

Maturities of long-term debt over the next five years are as follows:

Years Ended December 31,	Amount

2004	$64,116
2005	46,934
2006	37,246
2007	7,761

$156,057

NOTE 5 - Related Party Transactions

At June 30, 2003, the Company has outstanding loans of $49,100 due to two related companies. The loan proceeds were used for general working capital needs. These loans are non-interest bearing and are payable on demand.

LaPORTE APOTHECARY, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 6 - Employee Benefit Plan

Effective February 2002, the Company adopted a 401(k) Plan (the “Plan”). The terms of the Plan provide for eligible employees who have met certain age and service requirements to participate by electing to contribute up to 15% of their gross salary to the Plan, as defined. The Company did not make any discretionary employer contributions during the six months ended June 30, 2003 and the year ended December 31, 2002. The Plan was terminated in October 2003.

NOTE 7 - Commitments and Contingencies

Rental Expense and Lease Commitments

The Company primarily leases space at each of their pharmacy stores. The operating lease agreements include a base rent and are subject to certain escalation charges as defined under each lease agreement.

As of June 30, 2003, minimum future lease payments, exclusive of escalation charges, required under operating lease agreements that have initial or remaining non-cancelable lease terms in excess of one year are:

Year Ending December 31,	Amount

2003 (Six months ended December 31, 2003)	$44,200
2004	37,300
2005	17,700
2006	17,700
2007	14,700

Total Minimum Lease Payments	$131,600

Rent expense under operating leases for the six months ended June 30, 2003 approximated $49,700 and $ 117,700 for the year ended December 31, 2002. These costs are included as part of occupancy costs in the statement of operations.

Litigation

In the normal course of business the Company may be involved in legal proceedings in the ordinary course of business. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance.

LaPORTE APOTHECARY, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 8 - Concentration of Credit Risk

The Company purchases substantially all of its inventory products from one principal supplier. If the supplier were to cease to supply these inventory products, management believes there are alternative vendors available to meet its inventory requirements.

For the six month period ended June 30, 2003 and the year ended December 31, 2002, revenues billed to the Texas Department of Health Vendor Drug Program (“Medicaid”) for prescription drugs account for approximately 37% and 41%, respectively, of total Company revenues. As of June 30, 2003, amounts due from Medicaid totaled $905.

NOTE 9 - New Accounting Pronouncements

On July 30, 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” which is applied to exit or disposal activities initiated after December 31, 2002. This Statement nullifies existing guidance related to the accounting and reporting for costs associated with exit or disposal activities and requires that the fair value of a liability associated with an exit or disposal activity be recognized when the liability is incurred. Under previous guidance, certain exit costs were permitted to be accrued upon management’s commitment to an exit plan, which is generally before an actual liability has been incurred. The adoption of this Statement did not have a material impact on the Company’s results of operations or financial position.

The Company adopted FASB Interpretation (“FIN”) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”, effective January 1, 2003. This interpretation requires certain guarantees to be recorded at fair value as opposed to the current practice of recording a liability only when a loss is probable and reasonably estimable. It also requires a guarantor to make enhanced disclosures concerning guarantees, even when the likelihood of making any payments under the guarantee is remote. The adoption of this Statement did not have a material impact on the Company’s results of operations or financial position.

The Company adopted FIN 46, “Consolidation of Variable Interest Entities”, effective January 1, 2003. This interpretation requires a company to consolidate variable interest entities (“VIE”) if the enterprise is a primary beneficiary (holds a majority of the variable interest) of the VIE and the VIE possesses specific characteristics. It also requires additional disclosures for parties involved with VIEs. The adoption of this Statement did not have a material impact on the Company’s results of operations or financial position.

LaPORTE APOTHECARY, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 9 - New Accounting Pronouncements, continued

The Company adopted FIN 46R, (revised December 2003), “Consolidation of Variable Interest Entities”, effective January 1, 2004. This interpretation addresses how a business should evaluate controlling financial interest in an entity. FIN 46R replaces FASB Interpretation No. 46. The adoption of this Statement did not have a material impact on the Company’s results of operations or financial position.

The Company adopted SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”, effective June 15, 2003. This Statement requires certain instruments previously classified as equity on a company’s statement of financial position now be classified as liabilities. The adoption of this Statement did not have a material impact on the Company’s results of operations or financial position.